EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Intelspec International, Inc. (“Employer” or “Company”) and Thomas R. Morgan (“Executive”) for the purposes and considerations herein stated.

RECITALS

WHEREAS, Employer desires to employ Executive to be primarily responsible for carrying out the strategic plans and policies established by the Employer’s Board of Directors (the “Board”) on a day-to-day basis in connection with the procurement, management, and fulfillment of government initiated contracts within and without the United Arab Emirates; and
WHEREAS, Executive desires to be employed by Employer in accordance with the terms and conditions of this Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.     AGREEMENT TERM.

The term of this Agreement shall be three (3) years beginning on August 5, 2008, and ending on August 4, 2011 (the “Term”), unless terminated sooner pursuant to the termination provisions herein contained.
2.     POSITION AND DUTIES OF EMPLOYMENT.

a.     Employment Duties and Title. Employer hereby employs Executive as the President and Chief Executive Officer of Employer, pursuant to the terms hereof, and Executive hereby accepts such employment. Executive’s duties and responsibilities generally shall be those customarily undertaken by the President of companies engaged in enterprises in which Employer is engaged, including but not necessarily limited to, general management and operations, responsibility for finance, administration, and human resources, and may include serving as a member of the Board. The Board may add, delete or otherwise alter Executive’s duties and responsibilities, provided the Board shall make all assignments of duties and responsibilities in good faith and shall not materially alter the general character of the work to be performed by Executive, who shall perform such duties and discharge such responsibilities as directed by the Board in a good and businesslike manner. Executive’s duties shall be governed to the same extent as other employees by such policies and procedures adopted by Employer from time to time that provide for the orderly administration of the workplace.

b.     Performance. During the Term, Executive shall (i) devote his primary business time to the business of Employer; (ii) faithfully serve Employer; (iii) in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board in accordance with the terms of this Agreement; and (iv) use his reasonable business efforts to promote and serve the interests of Employer. Notwithstanding the foregoing, provided the following does not interfere with Executive’s ability to perform his duties under this Agreement and does not create a conflict of interest, Executive may (i) participate in outside activities for remuneration; (ii) participate in the activities of professional trade organizations related to the business of Employer or its affiliates; (iii) engage in personal investing activities; and (iv) devote reasonable amounts of time to civic, social, community, charitable or religious pursuits.

EXHIBIT 10.3

3.     COMPENSATION AND BENEFITS.

a.     Base Salary. Employer shall pay Executive an initial monthly base salary of Fifteen Thousand and No/100 Dollars ($15,000.00) for a period of six (6) months subsequent to the beginning of the Term, which shall be payable monthly as it accrues, or at such other intervals as Employer and Executive may hereafter from time to time agree in writing, thereafter Employer shall pay Executive a monthly base salary of Twenty Thousand and No/100 Dollars ($20,000.00), which shall be payable monthly as it accrues, or at such other intervals as Employer and Executive may hereafter from time to time agree in writing, over the remainder of the Term. The parties recognize that this base salary is less than salaries paid to executives in similar positions, and that Executive has agreed to this salary in recognition of the Company’s cash flow constraints. Employer agrees that as soon as Company experiences net pretax profits for three (3) successive quarters, that Employer shall review Executive’s base salary and consider an increase in the amount payable commensurate with amounts paid to executives employed by other companies engaged in enterprises in which Employer is engaged.

b.     Annual Bonus. On each anniversary of the beginning of the Term, Employer, at its sole discretion, shall pay Executive an annual bonus in an amount to be determined by the Board.

c.     Stock Options. Executive shall be granted options to purchase One Hundred Thousand (100,000) shares of the Company’s common stock, which shall vest as indicated on the schedule set forth in Exhibit A attached hereto. All stock options described herein shall be granted in accordance with the terms and conditions of the Company’s 2008 Stock Option Plan. Notwithstanding anything to the contrary herein or in any other document or agreement between the Company and Executive, each stock option granted to Executive shall have an exercise price that is not less than the fair market value of the Company’s Common Stock on the date of the grant.

d.     Cost of Living and Merit Raises. Employer’s Board of Directors shall review Executive’s performance annually and may provide Executive with such cost of living and merit increases in salary, as the Board shall determine in its sole discretion.

e.     Benefits. Employer shall provide Executive with at least such health, life, and disability benefits, retirement plans, and other benefits as are commensurate to those employed in the United Arab Emirates, and Executive may receive such additional benefits as may be approved by the Board in its discretion, provided, however, that the foregoing shall not be construed as a covenant by Employer to establish, provide or maintain any such benefit programs.

f.     Expenses. Employer shall reimburse Executive for all reasonable travel, entertainment and out-of-pocket expenses incurred by Executive in the course and scope of authorized Employer business regardless of when incurred.

g.     Vacation. Employer shall provide Executive with six (6) weeks paid vacation during each twelve-month period during the Term commencing with the second twelve-month period, which begins August 5, 2009.

h.     Deductions from Payments. Employer may deduct or withhold from payments to be made to Executive pursuant to this Agreement all sums which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the Term of this Agreement, including but not limited, to Social Security contributions and income tax withholding.

EXHIBIT 10.3

4.     TERMINATION OF EMPLOYMENT.

a.     By Employer Without Cause. During the Term:

(i)     Employer may terminate Executive’s employment at any time without cause upon sixty (60) days written notice.

(ii)     In the event Employer terminates Executive’s employment during the Term without cause pursuant to paragraph 4.a.(i), any stock options not vested in accordance with Exhibit A will automatically vest and Executive shall have six (6) months in which to exercise any such remaining stock options. Any remaining stock options that have not been exercised at the end of six (6) months shall expire.

(iii)     In the event Employer terminates Executive’s employment during the Term without cause pursuant to paragraph 4.a.(i), Employer shall pay Executive an amount equal to one (1) year of Executive’s then base salary plus any unpaid reimbursable expenses, any earned but unpaid annual bonus and any accrued but unpaid benefits.

b.     By Employer With Cause.

(i)     Employer may terminate Executive’s employment at any time for cause.

(ii)     The term “cause” shall mean (1) Executive’s material failure, neglect or refusal to perform any duties, responsibilities or obligations specifically described in or assigned to him under article 2 of this Agreement; (2) any willful or intentional act of Executive that has the effect of substantially injuring the reputation or business of Employer or any of its affiliates and any of their respective affiliates; (3) use of illegal drugs by Executive or repeated drunkenness; (4) a plea of nolo contendre, admission of guilt or conviction of Executive by a court of competent jurisdiction for the commission of (A) a felony or (B) a misdemeanor involving moral turpitude; (5) an act of fraud or embezzlement or material dishonesty by Executive against Employer or any other person or entity; (6) excessive unexcused absenteeism not related to a disability; (7) other violations of employment policies adopted by Employer that provide for the orderly administration of the workplace; or (8) during the Term, any material violation of a covenant described in article 5 of this Agreement.

(iii)     Employer shall give Executive written notice of Employer’s intention to terminate Executive’s employment for cause under paragraph 4.b.(i) (the “Cause Notice”). The Cause Notice shall state the particular action(s) or inaction(s) giving rise to cause for termination. If the cause for termination is capable of cure, Executive shall have a reasonable time not to exceed thirty (30) days after a Cause Notice is communicated pursuant to paragraph 7.a. to perform or correct performance of the particular duties, responsibilities, or obligations described in the Cause Notice. If Executive performs and continues to perform as required, Employer shall not terminate Executive’s employment for cause based upon the reasons stated in the Cause Notice.

EXHIBIT 10.3

(iv)     Upon termination by Employer for cause, Executive shall be entitled only to accrued and unpaid compensation and benefits unreimbursed expenses and earned but unpaid bonus as defined in article 3 of this Agreement through the date of termination, and any rights and benefits to which Executive is entitled at law. Any stock options that have not vested at the time of termination of Executive for cause shall expire, and Executive shall have six (6) months from the date of termination to exercise any vested stock options, after which time, such vested options shall expire.

c.     Termination of Employment by Executive.

(i)     At any time during the Term, Executive may terminate his employment, with or without good reason, by giving sixty (60) days prior written notice of termination to Employer pursuant to paragraph 7.a.

(ii)     The term “good reason” shall mean the occurrence of any of the following events: (1) Employer shall fail to pay Executive any compensation or benefits due under this Agreement and such failure shall not be remedied within ten (10) days after receipt of written notice from Executive specifying such failure; or (2) Employer shall materially breach any other provision of this Agreement and such breach shall not be remedied within a reasonable time after receipt by Employer of written notice from Executive specifying such breach.

(iii)     In the event Executive terminates his employment with good reason during the Term, any stock options not vested in accordance with Exhibit A will automatically vest and Executive shall have six (6) months in which to exercise those and any remaining unexercised stock options. Any remaining stock options that have not been exercised at the end of six (6) months shall expire.

(iv)     Executive shall give written notice to Employer of his intention to terminate his employment for good reason under paragraph 4.c.(ii) (the “Good Reason Notice”). The Good Reason Notice shall state the particular action(s) or inaction(s) giving rise to good reason for termination. Employer shall have a reasonable time, not to exceed thirty (30) days after a Good Reason Notice is given, to perform or correct performance of the particular duties action(s) or inaction(s) described in the Good Reason Notice. If Employer reasonably corrects performance of the action(s) or inaction(s) described in the Good Reason Notice, then Executive shall not terminate Executive’s employment for good reason based upon the reasons stated in the Good Reason Notice.

(v)     In the event Executive voluntarily terminates his employment without good reason at any time during the Term, he shall be entitled to the compensation, benefits, unreimbursed expenses and earned but unpaid bonus as defined in article 3 of this Agreement through the date of termination, and any rights and benefits to which Executive is entitled at law. Any stock options that have not vested at the time Executive voluntarily terminates without good reason shall expire, and Executive shall have six (6) months from the date of termination to exercise any vested options, after which time, such vested options shall expire.

EXHIBIT 10.3

d.     Termination of Employment by Reason of Death. If Executive shall die during the Term, this Agreement shall terminate automatically as of the date of death, and Employer shall pay to Executive’s legal representative (i) the compensation and benefits under article 3, which would otherwise be payable to Executive up to the end of the month in which death occurs, and, to the extent applicable, (ii) any insurance or insurance proceeds, vested death benefits, compensation for accrued vacation or leave time, and (iii) any unpaid bonus for the prior fiscal period. In addition, any stock or stock options held by Executive at the time of his death shall be treated in accordance with Employer’s Stock Option Plan. In the event Executive dies while performing his duties hereunder, in addition to any workers’ compensation or similar benefits, Employer shall pay Executive’s estate an amount equal to one (1) year of Executive’s then base salary.

5.     CONFIDENTIALITY.

a.     Nondisclosure of Confidential Information. Executive will have access to Confidential Information (defined below) during his employment with Employer. Except pursuant to his employment hereunder, or as required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, Executive shall not use or disclose to any person or entity during the Term or at any time thereafter, any Confidential Information of Employer.

(i)     “Confidential Information” shall include all information regarding Employer’s (or any of its affiliate’s) customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with Employer’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses or any other compilation of information, written or unwritten, which is or was used in the business of Employer not in the public domain or generally known in the industry, in any form, and including without limitation all such information acquired by Executive before or during the Term.

(ii)     Executive agrees and acknowledges that all Confidential Information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of Employer and upon termination of his employment under this Agreement, Executive shall within a reasonable period of time return to Employer the originals and all copies of any such information provided to or acquired by Executive in connection with the performance of his duties for Employer, and shall return to Employer all such files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of his employment.

6.     DISPUTE RESOLUTION.

a.     Resolution Procedure. The parties agree to resolve any dispute or controversy between Employer and Executive arising out of or in connection with the terms and provisions of this Agreement in accordance with the following:

EXHIBIT 10.3

(i)     If any dispute or controversy arises out of or relates to this Agreement or any alleged breach hereof, the party desiring to resolve such dispute or controversy shall deliver a written notice of the dispute, including the specific claim in the dispute (“Dispute Notice”) to the other party pursuant to paragraph 7.a. If any party delivers a Dispute Notice pursuant to this paragraph 6.a.(i), the parties involved in the dispute or controversy shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such dispute or controversy through negotiation.

(ii)     If any dispute or controversy is not resolved or settled by the parties as a result of negotiation pursuant to paragraph 6.a.(i) above, the parties shall in good faith submit the dispute or controversy to non-binding mediation in Salt Lake County, Utah, before a mediator agreed upon by the parties. In the event the parties are unable to agree upon a mediator, the parties shall request that a mediator be appointed by the Salt Lake County District Court or the Federal Court in Salt Lake County. The parties shall bear the costs of such mediation equally.

(iii)     Any dispute or controversy between Employer and Executive arising out of or relating to this Agreement or any breach of this Agreement that is not resolved by mediation pursuant to paragraph 6.a.(ii) above, the dispute or controversy shall be resolved through arbitration held in Salt Lake County, Utah, which arbitration shall be conducted in accordance with the rules and procedures of the American Arbitration Association in accordance with its Rules for the Resolution of Employment Disputes, then in effect. The arbitration of such issues, including the determination of any amount of actual damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Except as otherwise set forth in this Agreement, the cost of arbitration hereunder, including the cost of record or transcripts thereof, if any, administrative fees, and all other fees involved, including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render his or her decision no later than ninety (90) days after submission of the dispute to the arbitrator.

b.     Confidentiality. Each party agrees to keep all disputes, mediation and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.

7.     GENERAL PROVISIONS.

a.     Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing or by registered or certified mail, with postage prepaid and return receipt requested, addressed as follows:

If to Executive, to:	Thomas R. Morgan Sultan Al Kabeer Road, Villa #1 Ras Al Khaimah, RAK United Arab Emirates Email: trmorgan@intelspec.com
If to Employer, to:	Shawn Teigen 163 Williams Ave. Salt Lake City, UT 84111 Email: shawnteigen@gmail.com

EXHIBIT 10.3

Any party may change its address by written notice in accordance with this paragraph 7.a. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing by delivering the same into the care and custody of the United States Postal Service or other national postal service, by registered or certified mail, return receipt requested, with postage prepaid.

b.     Entire Agreement. This Agreement, including Exhibit A, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducement, promises, or agreements, orally or otherwise, have been made which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

c.     Waiver and Amendments. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

d.     Law Governing Venue, Successors and Assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, excluding its conflicts of laws principles. Each party consents to jurisdiction and venue for any suit relating to this Agreement in any court of competent jurisdiction in Salt Lake County, Utah, or the United States District Court for Utah. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that Executive shall not have the right to assign this Agreement in view of its personal nature) and Employer shall not assign or transfer this Agreement without the consent of Executive.

e.     Attorney’s Fees and Costs. Except as otherwise provided in this Agreement, if any action is necessary to enforce or interpret the terms of this Agreement (including without limitation any actions for injunctive relief), the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

f.     Severability. Should any term, covenant, condition or provision of this Agreement be held to be invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and shall stand as if the unenforceable term, covenant, condition or provision did not exist.

g.     Paragraph Headings. The paragraph and section headings of this Agreement are for reference only and shall not be considered in the interpretation of this Agreement.

     h.     Counterparts. It is also expressly understood that this Agreement may be executed and effective with multiple original signature pages.

[Signature Page Follows]

EXHIBIT 10.3

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the dates set forth below.

EMPLOYER:

Intelspec International, Inc

/s/ Shawn Teigen                              August 1, 2008

By: Shawn Teigen                              Date

Its: Chief Executive Officer

EXECUTIVE:

Thomas Morgan

/s/ Thomas Morgan                              August 1, 2008                                                       Date

EXHIBIT 10.3

EXHIBIT A

STOCK OPTION SCHEDULE

During the Term, Executive shall receive the following stock options in accordance with the Company’s 2008 Stock Option Plan as follows:

Vesting Schedule	Number of Shares of Common Stock	Exercise Price Per Share
August 4, 2009	33,333	Fair market value on the date of the grant
August 4, 2010	33,333	Fair market value on the date of the grant
August 4, 2011	33,334	Fair market value on the date of the grant